Contacts:
Media:	Tracy Broadwater
423-224-0498 /tkbroadwater@eastman.com
Investors:	Greg Riddle
212-835-1620 /griddle@eastman.com

Eastman Board Elects Jim Rogers CEO, Effective May 2009

Brian Ferguson to Serve as Executive Chairman Through 2010

KINGSPORT, Tenn., December 8, 2008 – Eastman Chemical Company (NYSE:EMN) today announced that the board of directors has elected James P. Rogers, 57, president and chief executive officer, effective following the annual meeting of stockholders on May 7, 2009.  The board also appointed Rogers as a director, effective immediately to serve in the class for which the term in office expires at the annual meeting of stockholders in May 2011.  Rogers is currently president of the company and chemicals and fibers business group head.

J. Brian Ferguson, 54, will continue to serve as chairman and CEO through the 2009 annual meeting of stockholders, and then will serve as executive chairman of the board through 2010.  These actions come as part of the board’s normal succession planning process.

“I am very proud of the many accomplishments our company has made since I became chairman and CEO in 2002,” Ferguson said.  “We have restored the fundamental financial health of our company, broadened our business and commercial capabilities, and built a results-driven culture.  We’ve also set a strategic path to sustain and grow Eastman well into the future, and I look forward to remaining a part of that as executive chairman."

“This is the right time to pass the torch to Jim and our talented team of senior executives,” Ferguson said.  “The company is well positioned to endure the difficult economic situation because of previous actions we’ve taken.  Jim knows our company well and is a proven and effective leader.  His contributions to Eastman have been numerous and significant to our success and I’m very confident he is well prepared to be the next CEO of Eastman Chemical Company.”

“I am honored to have been selected by the board of directors to lead Eastman as the next CEO,” said Rogers.  “I look forward to building on the success the company has achieved under Brian’s leadership.  I also look forward to continuing to work with Brian in his role as executive chairman and with the talented people at Eastman around the world as we serve our customers and our communities, and reward our stockholders.”

Rogers has been in his current role since 2006.   Prior to that, he had been executive vice president of the company since 2003.  He joined Eastman in 1999 as senior vice president and chief financial officer, and was later appointed chief operations officer of Eastman Division.  Before joining Eastman, Rogers served as executive vice president and chief financial officer of GAF Materials Corporation.   He also previously served as executive vice president, Finance, of International Specialty Products, Inc.

Speaking on behalf of Eastman’s board of directors, Stephen R. Demeritt, chairman of the Nominating and Corporate Governance Committee, said, “Brian has provided great leadership to Eastman since he became CEO in 2002.  We look forward to his continuing contributions as executive chairman of the board of directors and to the strategic support he will provide to Jim and the senior leadership team.  We are confident that Jim and other senior leaders will continue to execute the company’s growth strategy and deliver significant value to Eastman stockholders.”

Eastman will host a 30-minute conference call with industry analysts on Dec. 9 at 8:30 a.m. ET for Jim Rogers and Brian Ferguson to discuss their new roles.  To listen to the live webcast of the conference call, go to www.eastman.com/investors. To listen via telephone, the dial-in number is (785) 830-7992, passcode number 1134096. A telephone replay will be available continuously from 11:00 a.m. ET, Dec. 9, to 12:00 midnight ET, Dec. 19, at (719) 457-0820, passcode number 1134096.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is a major supplier of cellulose acetate fibers; and produces PET polymers for packaging. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2007 sales of $6.8 billion and approximately 10,500 employees. For more information about Eastman and its products, visit www.eastman.com.